EXHIBIT (a)(1)(A)

Central European Media Enterprises Ltd.
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS
THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER
EXPIRE AT 5:00 P.M., CENTRAL EUROPEAN TIME, ON JUNE 25, 2013
(11:00 A.M., NEW YORK TIME, ON JUNE 25, 2013), UNLESS WE EXTEND THIS OFFER
MAY 24, 2013
Central European Media Enterprises Ltd. is sometimes referred to in this offer as “CME,” “Company,” “we,” or “us.” By this Offer to Exchange Certain Stock Options for Restricted Stock Units (the “Offer to Exchange”), CME is making an offer (the “Offer”) to eligible employees (as defined herein) to voluntarily exchange (the “Exchange Program”) on a grant-by-grant basis their Eligible Options (as defined herein) for a lesser number of new restricted stock units (“RSUs”) in accordance with the exchange ratios set forth in this Offer to Exchange.
You are eligible to participate in the Exchange Program (an “eligible employee”) only (i) if you are employed by us or one of our subsidiaries both at the time the exchange program starts and on the date on which the surrendered stock options are cancelled and the RSUs are granted to replace them and (ii) you hold at least one Eligible Option (as defined below) as of the commencement of this Offer.
CME has excluded (i) non-employee members of our Board of Directors or (ii) former employees of CME or our subsidiaries from participating in the Exchange Program.
For eligible employees in some non-U.S. jurisdictions, in the discretion of the Compensation Committee of our Board of Directors (“Compensation Committee”), Eligible Options may be exchanged for a form of award other than RSUs if granting RSUs under the Exchange Program raises local regulatory, tax accounting or administrative concerns. See Section 1, Eligible Employees, for additional details.
A stock option will be eligible for exchange if it (a) has an exercise price equal to or higher than $4.33 per share of CME's Class A common stock (“Class A Shares”), which exercise price represents a price greater than 1.5 times the volume weighted average price (“VWAP”) of Class A Shares for the 30 trading days prior to the launch of the exchange program, (b) was granted by the Company on or before May 31, 2011 and (c) has not been previously exercised, terminated or forfeited (“Eligible Option”).
For purposes of the Exchange Program, the outstanding options that you hold under our Amended and Restated Stock Incentive Plan (as amended, the “Plan”) gives you the right to purchase Class A Shares once you exercise those options by paying the applicable exercise price of those options. The term “option” in this Offer to Exchange refers to the right to purchase a Class A Share.
Participation in the Exchange Program is completely voluntary. If you are an eligible employee with Eligible Options and elect to participate in the Exchange Program, you can exchange all or any of your Eligible Options on a grant-by-grant basis on or prior to 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (the “Expiration Date”). The new RSUs granted in exchange for Eligible Options will be granted as of the Expiration Date (the “acceptance date”). If you choose not to participate in the Exchange Program, you will continue to hold your Eligible Options on the same terms and conditions as they currently exist and pursuant to the Plan.
See the section below entitled Certain Risks of Participating in the Exchange Program for a discussion of risk that you should consider before surrendering your Eligible Options.
If you elect to participate in the Exchange Program, we will give you notice of our acceptance for exchange of your Eligible Options. This notice may be by press release, email or other method of communication. Your surrendered options will be cancelled and the new RSUs will be granted as of the Expiration Date. Your RSUs will be granted under the Plan. If we extend the Expiration Date, then the option cancellation date and the date on which the new RSUs are granted will be similarly extended.
Please note that we will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrendered Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We expect to accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular Eligible Options or for any particular eligible employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.
There are important differences between the Eligible Options that you surrender and the new RSUs, including the following:
•You will receive fewer RSUs than the number of Eligible Options that you surrender. The number will be determined using an exchange ratio (how many Eligible Options an eligible employee must surrender in order to receive one RSU). See Section 9, Source and Amount of Consideration; Terms of RSUs for additional details.

•None of the RSUs granted in connection with the Exchange Program will be vested on the date of grant. The new RSUs will vest annually in three equal installments over the three-year period from the date of grant. Vesting is conditioned upon your continued service with us or any of our subsidiaries through the corresponding vesting date. Any RSUs that are not vested upon termination of your employment will be forfeited.

Our Class A Shares are traded on the NASDAQ Global Select Market under the symbol “CETV.” On May 17, 2013, the closing sales price of our Class A Shares reported on the NASDAQ Global Select Market was $2.96 per share. We recommend that you obtain current market quotations for our Class A Shares before deciding whether to elect to exchange your options. See Certain Risks of Participating in the Exchange Program for additional details.
If you wish to surrender any of your Eligible Options for exchange in the Exchange Program, you must notify us of your election to exchange your Eligible Options before the Expiration Date. You may notify us of your election (i) by making an election online at the Exchange Program website, which is available at https://cme.equitybenefits.com, or (ii) by requesting and returning a paper copy of the election form to us via email at optionexchange@cme.net. Your online or paper election must be submitted before 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (or such later date as may apply if the Exchange Program is extended).
Included in the materials emailed to you is your log-in ID and password. You will need your log-in ID and password to gain access to your personal information on the Exchange Program website at https://cme.equitybenefits.com and to make your online elections with respect to the Exchange Program.
If you have difficulty accessing the Exchange Program website and require assistance, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday. The Exchange Program website will not be operational after the Expiration Date. If you elect to participate in the Exchange Program, we will give you notice of our acceptance for exchange of your Eligible Options. This notice may be by press release, email or other method of communication. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.

IMPORTANT
Although the Compensation Committee approved the Exchange Program, neither the Compensation Committee, the Board of Directors nor the Company makes any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options in this Exchange Program. You must make your own decision regarding whether or not to surrender your Eligible Options after taking into account your own personal circumstances and preferences.
If you hold eligible options and are subject to taxation or social insurance contributions in a country other than the United States, please refer to the schedules attached to this Offer to Exchange for further details regarding potential income tax consequences, social insurance contributions and other potential tax consequences relating to RSUs. You are encouraged to consult your personal legal counsel, accountant, financial or tax advisor to discuss tax consequences that may relate to your personal circumstances.
We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related documents referred to in this document. The Offer to Exchange is subject to certain conditions which we describe in this Offer to Exchange under Section 7, Conditions of the Offer.
THIS OFFER TO EXCHANGE DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
CME HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. CME HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTRONIC ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY CME.
NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN EMPLOYED BY CME OR ANY OF ITS SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.
CME RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLAN AT ANY TIME. THIS OFFER TO EXCHANGE DOES NOT IN ANY WAY OBLIGATE CME TO GRANT ADDITIONAL EQUITY AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF A NEW RSU IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY APPLICABLE LAW.

SUMMARY TERM SHEET
Questions and Answers
The following are answers to questions that you may have about this Offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2012 (as amended) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as they contain important financial and other information about us. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics covered in this summary. Because each CME employee is in a different financial situation, we urge you to consult with your personal financial and tax advisors before deciding to participate in the Exchange Program.
Index to Questions and Answers

Q1.	What is the Exchange Program?

Q2.	Why is CME making the Offer?

Q3.	Who is eligible to participate in the Exchange Program?

Q4.	What options are eligible for exchange in the Exchange Program?

Q5.	What are the conditions to the Offer under the Exchange Program?

Q6.	What are the differences between RSUs and the Eligible Options?

Q7.	If I decide to participate in the Exchange Program, how many RSUs will I receive?

Q8.	Why aren't the exchange ratios set at one-for-one?

Q9.	When will I receive my RSUs?

Q10.	When will my RSUs vest?

Q11.	Will I have to pay for my RSUs?

Q12.	Why can't I just be granted additional options?

Q13.	If I elect to exchange Eligible Options, do I have to exchange all of my Eligible Options?

Q14.	What does it mean to exchange on a “grant-by-grant” basis?

Q15.	Can I exchange both vested and unvested Eligible Options?

Q16.	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Q17.	Can I exchange options that I have already exercised in full?

Q18.	If I participate, what will happen to the Eligible Options that I exchange?

Q19.	What happens to Eligible Options that I choose not to surrender or that are not accepted for exchange?

Q20.	Will I be required to give up all my rights to the cancelled Eligible Options?

Q21.	What if I am an eligible employee when the Exchange Program begins, but not an eligible employee on the RSU grant date?

Q22.	What if I elect to participate in the Exchange Program and then leave CME or its subsidiaries after the RSUs are granted?

Q23.	What if I am on an authorized leave of absence?

Q24.	Will I have to pay taxes if I exchange my Eligible Options in the Exchange Program?

Q25.	How should I decide whether to exchange my Eligible Options under the Exchange Program?

Q26.	How can I participate in the Exchange Program?

Q27.	Can I withdraw previously surrendered Eligible Options?

Q28.	What if I change my place of residence before the Offer expires?

Q29.	When does the Exchange Program expire? Can the Exchange Program be extended, and if so, how will I be notified if it is extended?

Q30.	What will happen if I do not submit my electronic or paper election form by the deadline?

Q31.	What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

Q32.	Are you making any recommendation as to whether I should exchange my Eligible Options?

Q33.	What if I have questions about the Exchange Program, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

Q1.	What is the Exchange Program?

The Exchange Program is a one-time offer by CME to allow eligible employees of CME or any of its subsidiaries to exchange their Eligible Options for a lesser number of new RSUs or, if granting RSUs under the Exchange Program raises local regulatory, tax, accounting or administrative concerns, for a form of award other than RSUs. RSUs are rights to receive Class A Shares on specified future dates when those rights have vested following a specified period of service. The number of RSUs that will be granted in exchange for Eligible Options will be determined by the exchange ratios described below under Question 7. Your surrendered options will be cancelled and the new RSUs will be granted as of the Expiration Date. If we extend the Expiration Date, then the option cancellation date and the date on which the new RSUs are granted will be similarly extended. None of the RSUs granted in exchange for Eligible Options will be vested on the date of grant. The new RSUs will vest annually in three equal installments over a three-year period from the date of grant. Vesting is conditioned on your continued service with us or any of our subsidiaries through the corresponding vesting date.

Q2.	Why is CME making the Offer?

Our share price has declined significantly since 2008 due to the prolonged recessionary environment in our markets following the global financial and banking crisis that began at the end of 2008 and unforeseen macroeconomic events, such as the Eurozone sovereign debt crisis. As a result, all of the stock options granted to the Company's current employees have exercise prices that greatly exceed the current market price of the Class A Shares. As of May 17, 2013, the closing price of our Class A Shares on the NASDAQ Global Select Market was $2.96. The exercise prices of all outstanding stock options granted to employees range from $17.52 to $113.56.
Stock incentive awards are an essential part of our total compensation structure, and when share price growth is flat to down, it may have an adverse impact on the total compensation earned by employees. An effective and competitive equity incentive program is critical to the success of our business by linking the interests of shareholders and key employees and to reward their contributions by allowing them to benefit from increases in the value of our shares. As Eligible Options have been “out-of-the-money” for an extended period of time, employees have not been able to receive value by exercising them. If our share price remains at current levels, existing stock options will continue to have no value. As a result, our equity awards would not be an effective incentive to motivate and retain key employees.
See Section 3 for more information.

Q3.	Who is eligible to participate in the Exchange Program?

You are eligible to participate in this Offer only if you:
•are employed by us or one of our subsidiaries both at the time the Exchange Program starts and on the date on which the surrendered stock options are cancelled and the RSUs are granted to replace them; and

•hold at least one Eligible Option as of the commencement of this Offer.

CME has excluded (i) non-employee members of the Company's Board of Directors or (ii) former employees of CME or its subsidiaries from participating in the Exchange Program. Although the Company intends to allow all of its eligible employees to participate in the Exchange Program, it may exclude otherwise eligible employees if it determines that their participation is incompatible with or infeasible or otherwise impracticable under local regulations.
See Section 1 for more information.

Q4.	What options are eligible for exchange in the Exchange Program?

A stock option will be eligible for exchange if it (a) has an exercise price equal to or higher than $4.33 per Class A Share, which represents a price greater than 1.5 times the volume-weighted average closing price of our Class A Shares for the 30 trading days prior to the launch of the Exchange Program, (b) was granted by the Company on or before May 31, 2011 and (c) has not been previously exercised, terminated or forfeited. Both vested and unvested options are eligible for exchange in the Exchange Program.
If you are an eligible employee, materials were emailed to you, including a log-in ID and password. You may log-in to the Exchange Program website, which is available at https://cme.equitybenefits.com, to see your awards eligible for exchange. If you believe you are eligible and did not receive these materials, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday.
See Section 1 for more information.

Q5.	What are the conditions to the Offer under the Exchange Program?

The Exchange Program is subject to the conditions described in Section 7 of this Offer to Exchange. Events could occur prior to the Expiration Date that might dictate that we terminate, extend or amend the Exchange Program at any time prior to the Expiration Date. The Exchange Program is not conditioned on a minimum number of eligible employees participating or Eligible Options being surrendered.

Q6.	What are the differences between RSUs and the Eligible Options?

A stock option is a right to buy Class A Shares on or after the vesting date at a set exercise price. In order to receive Class A shares underlying options, it is necessary to pay the exercise price. Because of share price fluctuations, the trading price of our Class A shares may be greater than, equal to or less than this exercise price. When the trading price of our Class A shares is less than the exercise price of an option, exercising the options and selling the underlying Class A shares would result in an economic loss. An option whose exercise price is greater than the trading price of our Class A shares is referred to as “out-of-the-money”.
An RSU is a contractual right to receive Class A Shares in the future provided that those rights have vested and the other terms and conditions of the award have been satisfied. On vesting in accordance with an RSU award agreement, each RSU entitles the holder to receive a single Class A share. You are not required to make any payment to receive that Class A share.
There are important differences between the Eligible Options you surrender and the new RSUs, including the following:
•You will receive fewer RSUs than the number of Eligible Options that you surrender. The number will be determined using an exchange ratio (i.e., how many Eligible Options an eligible employee must surrender in order to receive one RSU).

•None of the RSUs granted in connection with the Exchange Program will be vested on the date of grant. The new RSUs will vest annually in three equal installments over the three-year period from the date of grant. Vesting is conditioned upon your continued service with us or any of our subsidiaries through the corresponding vesting date. Any portion of the RSUs that is not vested upon termination of your employment will be forfeited.

New RSUs will be granted under the Plan and will be subject to a new award agreement. The form of award agreement for RSUs is an exhibit to the Company's Current Report on Form 8-K, filed with the SEC on June 13, 2012 and is available on the SEC's website at www.sec.gov.
See Section 9 for more information.

Q7.	If I decide to participate in the Exchange Program, how many RSUs will I receive?

The number of RSUs that you receive will depend on the exchange ratio applicable to the Eligible Options you elect to surrender. The exchange ratio will be determined based on the exercise price and remaining life of the Eligible Options you elect to surrender, as shown in the table below.

Date of grant	Exercise price	Exchange Ratio (Options to RSUs)
May 3, 2004	$18.18	0.18%
October 1, 2004	$28.60	0.19%
November 18, 2004	$32.99	0.17%
June 2, 2005	$44.50	0.69%
December 21, 2005	$57.00	0.46%
June 8, 2006	$56.42	1.44%
December 14, 2006	$72.05	1.51%
December 5, 2007	$113.56	0.04%
December 16, 2008	$22.64	15.10%
May 15, 2009	$17.52	7.89%
July 30, 2009	$20.19	40.87%
March 1, 2010	$26.80	50.00%
March 16, 2010	$29.73	50.00%
June 15, 2010	$23.85	50.00%
September 14, 2010	$23.67	50.00%
January 3, 2011	$21.20	50.00%
May 16, 2011	$22.38	50.00%

We determined exchange ratios for the Exchange Program (i.e., how many Eligible Options an eligible employee must surrender in order to receive one RSU) based on calculating the fair value of the option under the Black-Scholes model. In order to adjust for the fact that CME's current share price is significantly below its historical levels, the exchange ratios have been adjusted and a dilution factor has been applied to reflect the dilutive impact of recent changes to our equity capital structure, as described in Section 9. We will not grant any fractional RSUs. Instead, the total number of RSUs that would be issued to an individual in exchange for their Eligible Options will be rounded up to the nearest whole number of RSUs that is divisible by three, as the RSUs will vest in three installments.
For example, if you received a grant of 100 options on May 15, 2009 and you elect to exchange all of those options, you would be entitled to receive 9 RSUs (which is calculated by multiplying 100 by 0.0789, and rounding the resulting number (7.89) to the nearest whole number divisible by 3 (that is, 9)). See Section 9 for more information.

Q8.	Why aren't the exchange ratios set at one-for-one?

The exchange ratios are intended to reflect both the difference in value between the Eligible Options and the RSUs and the dilutive impact of recent changes to our equity capital structure. Furthermore, the Compensation Committee and the Board of Directors determined that the exchange ratio to be applied should not result in more than one RSU being issued for every two options being surrendered. This is a reflection of the fact that an RSU has an intrinsic value that an option may not retain. An RSU is the right to receive a Class A Share without paying any additional consideration whereas an option is the right to purchase a Class A Share for the exercise price of the option. An RSU will have value on vesting for so long as the Class A Shares have value. By contrast, the exercise of a vested option and sale of the underlying Class A Share would produce a loss if the option is out-of-the-money.
See Section 9 for more information.

Q9.	When will I receive my RSUs?

The scheduled expiration of the Offer to Exchange is 5:00 p.m., Central European Summer Time (11:00 a.m. New York time), on June 25, 2013, and we expect the acceptance date will be the business day following the Expiration Date. We expect to accept and cancel all properly surrendered Eligible Options on the Expiration Date and grant the RSUs on the same date. If we extend the Expiration Date, then the acceptance date will be extended by a similar number of days. You will receive an RSU award agreement reflecting the new RSUs as soon as reasonably practicable after the acceptance date.
See Section 9 for more information.

Q10.	When will my RSUs vest?

None of the RSUs granted in exchange for Eligible Options will be vested on the date of grant. The new RSUs will vest annually in three equal installments over a three-year period from the date of grant. Vesting is conditioned upon your continued service with us or any of our subsidiaries through the corresponding vesting date. Any RSUs that are not vested upon termination of your employment will be forfeited.

Q11.	Will I have to pay for my RSUs?

No. You do not have to make any cash payment to us either to receive your RSUs or to receive Class A Shares upon the vesting and settlement of such RSUs. However, you may have taxes due upon the vesting or receipt of Class A Shares. Please see Section 14 and Appendix A for more information regarding potential tax withholding obligations.
Unlike options, which you must exercise in order to receive the shares subject to the vested options, you do not need to exercise RSUs in order to receive Class A Shares. If an RSU vests in accordance with the vesting schedule in the applicable RSU award agreement, a holder will automatically receive a Class A Share after the vesting date in accordance with the applicable award agreement.

Q12.	Why can't I just be granted additional options?

We designed the Exchange Program to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their existing stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding common stock, sometimes called “overhang”, which we do not believe would be in the best interests of our stockholders. In addition, issuing additional stock options without cancelling any previously granted stock options would increase our non-cash compensation expense, as we would need to recognize expense for both the additional stock options and the previously granted stock options. This would decrease our earnings and could negatively impact our stock price.
See Section 3 for more information.

Q13.	If I elect to exchange Eligible Options, do I have to exchange all of my Eligible Options?

Not if you have received more than one option grant. You may elect to exchange some or all of your Eligible Options on a grant-by-grant basis.

Q14.	What does it mean to exchange on a “grant-by-grant” basis?

The term “option” refers to an option to purchase one Class A Share. Each option you have received has been awarded on a specific option grant date and the term “option grant” refers to the total number of options granted to you as of a particular grant date. When CME makes option grants, it awards more than one option. When we say that eligible employees will be permitted to exchange options on a grant-by-grant basis, an eligible employee can elect to surrender either all or none of the options of a particular option grant. If you choose to tender options received pursuant to a particular option grant, you must exchange all outstanding options received pursuant to such option grant, both vested and unvested. No partial surrender of an option grant will be accepted.
Note that we are not accepting partial tenders of Eligible Options, except that (i) you may partially tender an Eligible Option grant covered by a domestic relations order or comparable legal document as the result of the end of a marriage (See Question 31 below), and (ii) you may elect to exchange all of the Eligible Options received pursuant to such grant that remain unexercised on the Expiration Date.
See Section 4 for more information.

Q15.	Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange all Eligible Options, whether or not they are fully vested. However, if you choose to tender Eligible Options with respect to a particular option grant, you must surrender the entire Eligible Option grant as discussed in the answers to Questions 13 and 14.

Q16.	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes. Any remaining outstanding Eligible Options can be exchanged. If you have previously exercised a portion of an Eligible Option, only the portion of that Eligible Option which has not yet been exercised will be eligible to be exchanged. Eligible Options for which you have properly submitted an exercise notice prior to the Expiration Date will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q17.	Can I exchange options that I have already exercised in full?

No. The Exchange Program pertains only to outstanding options. It does not apply in any way to shares you have purchased, whether upon the exercise of options or otherwise. If you have exercised an Eligible Option grant in its entirety in the past, that option grant is no longer outstanding and is therefore not subject to the Exchange Program.

Q18.	If I participate, what will happen to the Eligible Options that I exchange?

Eligible Options that you elect to exchange will be cancelled on the Expiration Date and you will no longer have those Eligible Options available for exercise. Any options that are not Eligible Options will not be cancelled and (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant option agreement and pursuant to the Plan.
See Section 6 and Section 12 for more information.

Q19.	What happens to Eligible Options that I choose not to surrender or that are not accepted for exchange?

If you choose not to participate in the Exchange Program or your Eligible Options are not accepted for exchange, your existing Eligible Options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant option grant agreement and pursuant to the Plan.

Q20.	Will I be required to give up all my rights to my cancelled Eligible Options?

Yes. Each Eligible Option that we accept for exchange will be cancelled, along with the corresponding stock option agreement, and will cease to exist. Upon such cancellation, you will no longer have any rights under those Eligible Options.
See Section 12 for more information.

Q21.	What if I am an eligible employee when the Exchange Program begins, but not an eligible employee on the RSU grant date?

If you are no longer employed by CME or any of its subsidiaries, whether voluntarily, involuntarily or for any other reason before the completion date, you may not participate in this Offer. Accordingly, if you are not an eligible employee on the RSU grant date, even if you had elected to participate in this Offer and had surrendered your Eligible Options for exchange, your surrender will automatically be deemed withdrawn and you will not participate in this Offer.
If your employment ends before the RSU grant date, you will retain your outstanding Eligible Options in accordance with their current terms and conditions. In the case of termination of your employment, you may, subject to the Plan, exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms and conditions to the extent they are vested options.
The Exchange Program does not change the nature of your employment with CME or any of its subsidiaries and does not create any obligation on the part of CME or any of its subsidiaries to continue your employment for any period. Your employment may be terminated by us or any of our subsidiaries or by you at any time, including prior to the Expiration Date or prior to the vesting date for any RSUs, for any reason, with or without cause, subject to applicable law.
See Section 1 for more information.

Q22.	What if I elect to participate in the Exchange Program and then leave CME or its subsidiaries after the RSUs are granted?

If you elect to participate in the Exchange Program and surrender your Eligible Options for exchange, and if we accept your surrendered Eligible Options, we expect that your RSUs will be granted on June 25, 2013, unless the Expiration Date is extended. If your service terminates for any reason after the date the RSUs are granted, the terms and conditions of any RSUs granted under the Exchange Program will apply. If your service with CME or its subsidiaries terminates before your RSUs are fully vested, you will forfeit any unvested RSUs immediately in accordance with the terms of your RSU award agreement.
See Section 1 for more information.

Q23.	What if I am on an authorized leave of absence?

Any eligible employee who is on an authorized leave of absence will be able to participate in the Exchange Program. If you surrender your eligible options and you are on an authorized leave of absence on the new RSU grant date, you will be entitled to receive new RSUs on the new RSU grant date as long as all other eligibility requirements are still met.

Q24.	Will I have to pay taxes if I exchange my Eligible Options in the Exchange Program?

Applicable tax laws may vary from country to country. Generally, we believe the exchange of Eligible Options for RSUs pursuant to the Exchange Program should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the RSUs. However, you normally would recognize taxable income in connection with your RSUs, upon settlement of the award, although the applicable tax laws may vary from country to country. For many of our employees, this income is subject to income and employment tax withholding. We will satisfy tax withholding obligations, if applicable, in the manner specified in your award agreement, including any country-specific appendix.

The Company may, in the discretion of the Committee, permit you to satisfy all or any portion of the Company's or any of its subsidiaries' obligations for withholding taxes in respect of your RSU award by deducting from the Class A Shares you would otherwise have received a number of Class A Shares having a fair market value equal to the amount of withholding taxes that are payable (using the minimum statutory rates of withholding for purposes of determining such amount).
Included as Appendix A to this Offer to Exchange are disclosures regarding the material tax consequences of participation in the Offer in Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia, and the United Kingdom. If you are subject to the tax laws of one of these jurisdictions, you should review these disclosures carefully before deciding whether or not to participate in the Offer.
Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Options. You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Program. If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance contribution consequences that may apply to you.
See Section 14 for more information.

Q25.	How should I decide whether to exchange my Eligible Options under the Exchange Program?

Participation in the Exchange Program is completely voluntary. Although the Compensation Committee approved the Exchange Program, neither the Compensation Committee, Board of Directors nor the Company makes any recommendation as to whether you should surrender or not surrender your Eligible Options. No one from the Company is, or will be, authorized to provide you with advice or recommendations in this regard. You must make your own decision whether or not to surrender your Eligible Options, taking into account your own personal circumstances and preferences.
It is important that you review the section entitled Certain Risks of Participating in the Exchange Program for a discussion of the risks of participating in the Exchange Program, including those related to the value of Eligible Options compared to RSUs, if our share price increases in the future. For questions regarding tax implications or other investment-related questions, we urge you to consult your own legal counsel, accountant, tax or financial advisor.

Q26.	How can I participate in the Exchange Program?

If you wish to surrender any of your Eligible Options for exchange in the Exchange Program, you must notify us of your election to exchange your Eligible Options before the Expiration Date. You may notify us of your election (i) by making an election online at the Exchange Program website, which is available at https://cme.equitybenefits.com, or (ii) by requesting and returning a paper copy of the election form to us via email at optionexchange@cme.net. Your online or paper election must be submitted before 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (or such later date as may apply if the Exchange Program is extended).
Included in the materials emailed to you is your log-in ID and password. You will need your log-in ID and password to gain access to your personal information on the Exchange Program website at https://cme.equitybenefits.com and to make your online elections with respect to the Exchange Program.
If you have difficulty accessing the Exchange Program website and require assistance, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday. The Exchange Program website will not be operational after the Expiration Date. If you elect to participate in the Exchange Program, we will give you notice of our acceptance for exchange of your Eligible Options. This notice may be by press release, email or other method of communication. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.
This is a one-time offer. We will strictly enforce the Offer period subject to an extension which we may grant in our sole discretion. We cannot accept delivery of your electronic or paper election form after the Expiration Date. We reserve the right to reject any or all surrenders of Eligible Options that we determine are not in appropriate form or that we determine it would be unlawful, infeasible or impracticable under local regulations to accept. Subject to our rights to extend, terminate and amend the Exchange Program, we expect to accept all properly surrendered Eligible Options on the Expiration Date that have not been validly withdrawn.
Participation in the Exchange Program is completely voluntary. If you choose not to participate in the Exchange Program, you will continue to hold your Eligible Options on the same terms and conditions as they currently exist and pursuant to the Plan.
See Section 4 for more information.

Q27.	Can I withdraw previously surrendered Eligible Options?

Yes. If you elect to surrender Eligible Options and later change your mind, you may withdraw some or all all of your surrendered Eligible Option grants by notifying us of your election to withdraw the Eligible Option before the Expiration Date. Please note, however, that withdrawals must be made on a grant-by-grant basis. You may notify us of your withdrawal election by revising your election (i) online at the

Exchange Program website, which is available at https://cme.equitybenefits.com, or (ii) by requesting and returning a paper copy of your revised election form to us via email at optionexchange@cme.net. Your online withdrawal election must be submitted before the Expiration Date of 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (or such later date as may apply if the Offer is extended). In addition, although we presently intend to accept and cancel validly surrendered Eligible Options on the Expiration Date, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter. Once you have withdrawn your Eligible Options, you may surrender them to the Company for exchange by following the procedures for properly surrendering Eligible Options as discussed in Question 6.
If you have difficulty accessing the Exchange Program website and require assistance, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday.
If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered Eligible Options will be cancelled and exchanged pursuant to the Offer.

Q28.	What if I change my place of residence before the Offer expires?

Although we intend to allow all of our employees to participate in the Offer, we may exclude otherwise eligible employees if we determine that their participation is infeasible or impracticable under local regulations. Accordingly, if you change your place of residence before the Expiration Date, and we determine that your participation is infeasible or impracticable under local regulations, you will not be able to participate in the Offer.
See Section 1 for additional details.

Q29.	When does the Exchange Program expire? Can the Exchange Program be extended, and if so, how will I be notified if it is extended?

The Exchange Program expires at 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013, unless we extend the Exchange Program. Although we do not currently intend to do so, we may, in our sole discretion or as required, extend the Expiration Date at any time. If we extend the Exchange Program, we will issue a press release, email or other form of communication disclosing the extension no later than 3:00 p.m., Central European Summer Time (9:00 a.m., New York time), on the next business day following the Expiration Date. If we extend the Expiration Date, then the cancellation of Eligible Options and the RSU and option replacement grant date will be similarly extended.
See Section 15 for more information.

Q30.	What will happen if I do not submit my electronic or paper election form by the deadline?

If we do not receive your election to surrender Eligible Options for exchange before the Exchange Program expires, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your Eligible Options for exchange in the Exchange Program, you do not need to do anything. However, we request that even if you decide not to participate in the Exchange Program that you complete the electronic or paper election form and decline to participate in the Exchange Program. This will help to facilitate our administration of the Exchange Program. Of course, as described in the answers to Question 27 above, you are permitted during the period of this Offer to change your election to participate in the Exchange Program.

Q31.	What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

If you have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage and a person who is not an eligible employee of CME or a subsidiary that beneficially owns a portion of that Eligible Option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by the person who is not our employee may not be exchanged in this Offer even if legal title to that portion of the award is held by you and you are an eligible employee.
See Section 4 for more information.

Q32.	Are you making any recommendation as to whether I should exchange my Eligible Options?

No. Neither the Compensation Committee, the Board of Directors nor the Company is making any recommendation as to whether you should accept this Offer and participate in the Exchange Program. We understand that the decision whether or not to exchange your Eligible Options in this Offer might be a challenging one for many eligible employees. The program does carry risks (See Certain Risks of Participating in the Exchange Program for more information on some of these risks), and we can offer no assurances that you ultimately would receive greater value from the RSUs you will receive in exchange than you would if you had retained your corresponding Eligible Options. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment, or tax-related questions, we urge you to consult your legal counsel, accountant, and financial advisor.

Q33.	What if I have questions about the Exchange Program, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

If you have difficulty accessing the Exchange Program website and require assistance, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday. Please note that we have not authorized any person to make any recommendation or representation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. If anyone makes any recommendation or representation or gives you any information different from the representations or information contained in these documents, you must not rely upon that recommendation, representation or other information as having been authorized by us.
FORWARD-LOOKING STATEMENTS
This Offer to Exchange and the documents incorporated herein by reference contain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to CME. Statements that use the terms “believe,” “anticipate,” “expect,” “plan,” “estimate,” “intend” and similar expressions of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise.
Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements contained in this Offer to Exchange.
Important factors that contribute to such risks include, but are not limited to, those factors set forth under “Risk Factors” in our Annual Report on Form 10-K for our most recent fiscal year including the following:

•	the effect of the economic downturn and Eurozone instability in our markets and the extent and timing of any recovery;

•	our ability to access external sources of capital in light of our current severe liquidity constraints;

•	decreases in TV advertising spending and the rate of development of the advertising markets in the countries in which we operate;

•	the extent to which our debt service obligations restrict our business;

•	our success in implementing our initiatives to diversify and enhance our revenue streams;

•	our ability to make cost-effective investments in television broadcast operations, including investments in programming;

•	our ability to develop and acquire necessary programming and attract audiences;

•	changes in the political and regulatory environments where we operate and application of relevant laws and regulations; and

•	the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this Offer to Exchange and the documents referenced herein.

CERTAIN RISKS OF PARTICIPATING IN THE EXCHANGE PROGRAM
Participating in the Exchange Program involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the year ended December 31, 2012 (as amended), and in our quarterly report on Form 10-Q for the period ended March 31, 2013 filed with the SEC highlight the material risks of participating in the Exchange Program. You should carefully consider these risks and are encouraged to speak with your legal, accounting, tax or financial advisors before deciding to participate in the Exchange Program. In addition, we strongly urge you to read the sections in this Offer to Exchange document discussing expected tax consequences, as well as the rest of this Offer to Exchange document for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Exchange Program.
If you exchange Eligible Options for RSUs in the Exchange Program and your service with us or our subsidiaries terminates before the RSUs fully vest, you will forfeit any unvested RSUs.
The terms and conditions in the Plan and related award agreement for your RSUs will govern what effect your termination of service will have on any outstanding RSUs. The new RSUs will vest annually in three equal installments over a three-year period from the date of grant. Vesting is conditioned upon your continued service with us or any of our subsidiaries through the corresponding vesting date. Accordingly, if your service terminates before your RSUs are fully vested, you will forfeit the unvested portion of any RSUs immediately on the date your service terminates.
Nothing in the Offer to Exchange should be construed to confer upon you the right to remain an employee or other service provider with CME or any of its subsidiaries. The terms of your employment with us or any of our subsidiaries remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the grant date of the RSUs or thereafter.
The value of our Class A Shares fluctuates and there is no assurance that RSUs will increase in value over time.
The market price of our Class A Shares has been volatile. As a result, we cannot give you any assurance that any RSUs received in the Exchange Program will increase in value over time.
RSUs will not be vested on their grant date.
None of the RSUs granted in exchange for Eligible Options will be vested on the date of grant. The new RSUs will vest, subject to a participating employee's continued employment, annually in three equal installments over a three-year period from the date of grant. Vesting is conditioned upon your continued service with us or any of our subsidiaries through the corresponding vesting date. Any RSUs that are not vested upon termination of your employment will be forfeited.
If the price of our Class A Shares increases over time, the value of the RSUs that you receive in the Exchange Program might ultimately be less than the value your Eligible Options would have had if you had not surrendered them in the Exchange Program.
Because you will receive fewer RSUs in the Exchange Program than the Eligible Options you surrender, it is possible that, at some point in the future, your surrendered Eligible Options would have been economically more valuable than the RSUs granted in the Exchange Program.
If we are acquired by or merge with another company, the value of the RSUs you receive in the Exchange Program might ultimately be less than the value your Eligible Options would have had if you had not surrendered them in the Exchange Program.
A significant transaction involving CME, such as a merger or other acquisition, could have a substantial effect on the price of our Class A Shares, including significantly increasing the price of our Class A Shares. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the Exchange Program might receive less of a benefit from the appreciation in the price of our Class A Shares resulting from the merger or acquisition because such persons will receive fewer RSUs in the Exchange Program than the Eligible Options that are surrendered.
In the ordinary course of business, from time to time, we evaluate acquisition or investment opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this Offer, but there can be no assurance that any such opportunity will be available to us or that we will choose to take advantage of any such opportunity.
RSUs will generally result in taxable ordinary income upon vesting.
Note that the tax treatment of RSUs differs significantly from the tax treatment of your stock options. Applicable tax laws may vary from country to country. Generally, we believe the exchange of Eligible Options for RSUs pursuant to the Exchange Program should be treated as a nontaxable exchange and that no income should be recognized upon the cancellation of Eligible Options and grant of the replacement RSUs. However, you normally would recognize taxable income in connection with your RSUs, upon vesting or settlement of the award, although the applicable tax laws vary from country to country. For many of our employees, this income is subject to income and employment tax withholding and, in some cases, social insurance contributions. We will satisfy tax-withholding obligations, if applicable, in the manner specified in the award agreement for your RSUs. You also may have taxable capital gains when you sell the Class A Shares underlying the RSUs.
If you are subject to non-U.S. tax laws, there may be tax, social insurance or other tax consequences for participating in the Exchange Program.
If you are subject to non-U.S. tax laws, you should be aware that there may be tax, social insurance contributions or other tax consequences that may apply to you. You should read Appendix A attached to this Offer to Exchange. This appendix is a summary of potential tax consequences and other issues related to participation in the Exchange Program for your country of residence. It does not constitute tax advice. You are encouraged to consult your own tax advisors to discuss consequences that are specific to your circumstances.
Tax-related risks for tax residents of multiple countries.
If you are subject to the tax laws in more than one jurisdiction, for example because you are a citizen or resident of a country other than the one in which you are currently working or if you transfer employment during the vesting period of your Eligible Options or replacement RSUs, you should be aware that there may be tax and social insurance contribution consequences in more than one country that may apply to you. You should consult your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss these tax consequences.
Risks Related to Our Business and Common Stock
You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our annual report on Form 10-K for the fiscal year ended December 31, 2012 (as amended), those in our quarterly report on Form 10-Q for the period ended March 31, 2013 and the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC's website at http://www.sec.gov or on our website www.cetv-net.com under the “Investors” section. In addition, upon request, we will provide you with a copy of any or all of the documents to which we have referred to you (without charge to you). See Section 17, Additional Information, for more information regarding reports, we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE
MAY 24, 2013
Section 1. Eligible Options; Eligible Employees.
Upon the terms and subject to the conditions of the Offer to Exchange, we are offering option holders, who are then-active employees of CME or any of its subsidiaries, the opportunity to exchange on a grant-by-grant basis certain outstanding stock options to purchase Class A Shares for a lesser number of new RSUs or, if granting RSUs under the Exchange Program raises local regulatory, tax, accounting or administrative concerns, for a form of award other than RSUs. RSUs are rights to receive Class A Shares on specified future dates when those rights have vested following a specified period of service.
Eligible Employees
You are eligible to participate in the Exchange Program (an “eligible employee”) only if you:
•are employed by us or one of our subsidiaries both at the time the Exchange Program starts and on the date on which the surrendered stock options are cancelled and the RSUs are granted to replace them; and

•hold at least one Eligible Option as of the commencement of this Offer.

CME has excluded (i) non-employee members of the Company's Board of Directors or (ii) former employees of CME or its subsidiaries from participating in the Exchange Program.
An active employee who tenders his or her Eligible Options for exchange must also remain an eligible employee through the date that the new grant is made with respect to such Eligible Options following the completion of the Exchange Program in order to receive the new RSUs. Active employment does not include any period of “garden leave” or notice periods that may be provided for under local law. If an option holder is no longer an active employee with us or one of subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Exchange Program is commenced, that option holder cannot participate in the Exchange Program. If an option holder is no longer an active employee with us or one of our subsidiaries for any reason on the date that the new RSU grant is made following the completion of the Offer, even if he or she had elected to participate and had tendered his or her Eligible Options for exchange, such employee's tender will automatically be deemed withdrawn and he or she will not participate in the Exchange Program. He or she will retain his or her outstanding Eligible Options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of their employment in accordance with their terms and to the extent that they are vested.
Although we intend to allow all of our employees to participate in the Offer, we may exclude otherwise eligible employees if we determine that their participation is infeasible or impracticable under local regulations.
Participation in the Exchange Program is completely voluntary. If you choose not to participate in the Exchange Program, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the applicable Plan under which they were originally granted.
Nothing in this document shall be construed to give any person the right to remain employed by CME or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation.
Eligible Options
We are offering to exchange Eligible Options of eligible employees for a lesser number of RSUs. A stock option will be eligible for exchange if it (a) has an exercise price equal to or higher than $4.33 per Class A Share, which exercise price represents a price greater than 1.5 times the VWAP of Class A Shares for the 30 trading days prior to the launch of the exchange program, (b) was granted by the Company on or before May 31, 2011 and (c) has not previously been exercised, terminated or forfeited.
The outstanding options that you hold under the Plan gives you the right to purchase Class A Shares once you exercise those options by paying the applicable exercise price of those options. The term “option” in this Offer to Exchange refers to the actual options you hold to purchase Class A Shares and not the Class A Shares underlying those options.
Section 2. Expiration Date.
This Offer is currently scheduled to expire at 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (the “Expiration Date”). This is a one-time offer. We will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion. If you elect to participate in the Exchange Program, we will give you notice of our acceptance for exchange of the

Eligible Options. This notice may be by press release, email or other method of communication. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.
We expect to cancel your surrendered and accepted Eligible Options on the Expiration Date. Your RSUs will be granted under the Plan on the date of cancellation of such Eligible Options. If we do not receive your election to surrender eligible options for exchange before the Exchange Program expires, then all of your eligible options will remain outstanding at their original exercise price and subject to their original terms.
Section 3. Purpose of the Offer.
Our share price has declined significantly since 2008 due to the prolonged recessionary environment in our markets following the global financial and banking crisis that began at the end of 2008 as well as to unforeseen macroeconomic events, such as the Eurozone sovereign debt crisis. As a result, all of the stock options granted to the Company's current employees have an exercise prices that greatly exceed the current market price of the Company's Class A Shares. The exercise prices of all outstanding stock options granted to employees range from $17.52 to $113.56.
Stock incentive awards are an essential part of our total compensation structure, and when share price growth is flat to down, it may have an adverse impact on the total compensation earned by employees. An effective and competitive equity incentive program is critical to the success of our business by linking the interests of shareholders and key employees and rewarding their contributions by allowing them to benefit from increases in the value of our shares. As Eligible Options have been out-of-the-money for an extended period of time, employees have not been able to receive value by exercising them. If our share price remains at current levels, existing stock options will continue to have no value. As a result, our equity awards would not be an effective incentive to motivate and retain key employees.
In addition to providing a renewed incentive to motivate and retain employees, we determined that a program under which participating employees could exchange Eligible Options for a lesser number of RSUs was the most attractive alternative for a number of additional reasons, including the following:
•The Exchange Program will allow us to obtain value for previous compensation expense. We have incurred compensation expense in respect of our current stock option awards despite employees being unable to enjoy any benefits through the exercise of the stock options. We believe that the Exchange Program is reasonable and balanced because fewer shares would be reserved for issuance for restricted stock unit awards, the awards will vest annually in three equal installments over a three-year period from the date of grant and are not be expected to have significant adverse impact on our reported earnings, and fully vested awards may be surrendered for unvested replacement awards, which offers the potential for a significant positive impact on retention, motivation and performance.

•The Exchange Program will reduce our “equity award overhang.” Outstanding stock options cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them has left our employment. Under the Exchange Program, eligible employees will receive significantly fewer replacement RSUs in exchange for their surrendered Eligible Options, which will reduce overall the number of shares underlying outstanding equity awards. Based on the assumptions described below, if all Eligible Options are exchanged, stock options to purchase approximately 1.6 million Class A Shares will be surrendered and cancelled, while replacement awards covering approximately 0.5 million Class A Shares will be granted, resulting in a net reduction in the outstanding equity awards by approximately 1.1 million Class A Shares. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•The reduced number of shares subject to the replacement RSUs will conserve our equity pool. Under the Exchange Program, shares subject to Eligible Options that are surrendered will return to the pool of shares available for future grant under the Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

Neither the Compensation Committee, the Board of Directors nor the Company makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, accounting, tax or financial advisors. You must make your own decision whether or not to surrender your Eligible Options for exchange.
Section 4. Procedures for Surrendering Eligible Options.
If you are an eligible employee and you wish to surrender any of your Eligible Options for exchange in the Offer, you must notify us of your election before the Expiration Date of 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013, (or such later date as may apply if the Offer is extended by the Company). If we extend the Offer beyond that time, you may surrender your Eligible Options for exchange at any time until the new expiration date of the extended Offer.
You will be permitted to exchange your Eligible Options on a grant-by-grant basis for RSUs. No partial exchanges of Eligible Option grants will be permitted. If you elect to exchange an Eligible Option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that Eligible Option grant, but your decision to surrender one Eligible Option grant does not require you to surrender any other Eligible Option grant.

For example, assume that you have received options pursuant to three (3) separate option grants. In the first grant, you received 1,000 options, 700 of which have been exercised and 300 of which remain outstanding. In the second grant, you received 1,000 options, and in the third grant, you received 3,000 options. Under this scenario, you may choose to exchange all of the Eligible Options received pursuant to the three grants, all of the Eligible Options received pursuant to any two of the three grants, all of the Eligible Options received pursuant to any one of the three grants, or none of the Eligible Options. However, you may not choose to exchange less than all of the outstanding Eligible Options received pursuant to any one or more of such grants (such as an election to exchange only 150 of the remaining 300 outstanding options received pursuant to the first grant).
However, this rule will not apply to any Eligible Options subject to a domestic relations order (or comparable legal document resulting in the end of a marriage) to the extent that such Eligible Options are beneficially owned by a person who is not an eligible employee of CME. Any such Eligible Options beneficially owned by a person who is not an eligible employee of CME may not be exchanged in the Offer even if title to such options is held by an eligible employee. The Eligible Options beneficially owned by the eligible employee, however, may be tendered in the Offer, but only if all such outstanding Eligible Options received pursuant to the same grant are tendered at the same time. For instance, if the 3,000 options received pursuant to the third grant above are subject to a domestic relations order such that your former spouse is the beneficial owner of 1,000 of such Eligible Options and you are beneficial owner of 2,000 of such Eligible Options, then you may elect to participate in the Offer and exchange all 2,000 Eligible Options that you beneficially own and that were received as part of the same Eligible Options grant.
Proper Surrender of Eligible Options
If you wish to surrender any of your Eligible Options for exchange in the Exchange Program, you must notify us of your election to exchange your Eligible Options before the Expiration Date. If you do not deliver your electronic or paper election form by the Expiration Date, then you will not be able to participate in the Exchange Program, and all stock options currently held by you will remain unchanged at their original exercise price and under their original terms. If the Offer is extended by us, you must make your online or paper election before 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on the extended expiration date.
You may notify us of your election (i) by making an election online at the Exchange Program website, which is available at https://cme.equitybenefits.com, or (ii) by requesting and returning a paper copy of the election form to us via email at optionexchange@cme.net. Your online or paper election must be submitted before the expiration deadline of 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (or such later date as may apply if the Exchange Program is extended). You can check the election confirmation page on the Exchange Program website, which is available at https://cme.equitybenefits.com, at any time to see your current election(s). Additionally, we will give you notice of our acceptance for exchange of your Eligible Options. This notice may be by press release, email or other method of communication. A form of this confirmation is attached as an exhibit to the Schedule TO of which this Offer to Exchange document is a part. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.
You do not need to return any stock option award agreement(s) relating to any surrendered Eligible Options, as they will be cancelled automatically if we accept your Eligible Options for exchange.
Included in the materials emailed to you is your log-in ID and password. You will need your log-in ID and password to gain access to your personal information on the Exchange Program website at https://cme.equitybenefits.com and to make your online elections with respect to the Exchange Program. If you lose, cannot remember or otherwise have difficulties with your log-in ID and password, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday.
Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects
We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any surrendered eligible options and all questions as to the number of shares subject to Eligible Options or to be subject to RSUs.
We reserve the right to reject any or all surrenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender of any particular Eligible Options or for any particular eligible employee. No surrender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the surrendering eligible employee or waived by us. Otherwise, we expect to accept properly and timely surrendered Eligible Options from eligible employees that are not validly withdrawn.
Neither we nor any other person is obligated to give notice of any defects or irregularities in surrenders, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of electronic or paper election forms.
Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

Our Acceptance Constitutes an Agreement
Your surrender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Program, subject to your right to withdraw from the Exchange Program prior to the Expiration Date. Our acceptance for exchange of your Eligible Options surrendered by you through the Exchange Program will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this Offer will be binding upon your heirs, personal representatives, successors and assigns.
Subject to our rights to extend, terminate and amend the Exchange Program, we currently expect that we will accept promptly after the Expiration Date all properly surrendered Eligible Options that have not been validly withdrawn, and we expect to grant RSUs on the Expiration Date. You will receive new award agreements, including any country-specific appendix thereto, governing the terms of the RSUs granted to you, which will be delivered to you as soon as reasonably practicable following the RSU grant date. If the Offer is extended, then the Expiration Date and the corresponding cancellation date will be similarly extended.
Section 5. Withdrawal Rights and Change of Election.
If you elect to surrender Eligible Options and later change your mind, you may withdraw all or some of your surrendered Eligible Option grants at any time by notifying us of your election to withdraw such Eligible Option grants before the Expiration Date. You may notify us of your withdrawal election by revising your election (i) online at the Exchange Program website, which is available at https://cme.equitybenefits.com, or (ii) by requesting and returning a paper copy of your revised election form to us via email at optionexchange@cme.net. Your online or paper withdrawal election must be submitted before the expiration deadline of 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013 (or such later date as may apply if the Exchange Program is extended). In addition, although we presently expect to accept and cancel validly surrendered Eligible Options on the Expiration Date, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.
If you have difficulty accessing the Exchange Program website and require assistance, please contact us by email at optionexchange@cme.net. Messages will be responded to between the hours of 9:00 a.m. and 5:00 p.m., Central European Summer Time, Monday through Friday.
Please note that, just as you may not surrender part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an option grant. If you elect to withdraw a previously surrendered grant of Eligible Options, you must withdraw the entire grant of Eligible Options. Your withdrawal election must specify the grant or grants of Eligible Options to be withdrawn.
Your surrendered Eligible Options will not be considered withdrawn until we receive your properly submitted withdrawal election. If you miss the Expiration Date for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered Eligible Options will be cancelled and exchanged pursuant to the Offer. You are responsible for making sure that the election to withdraw is properly completed and received by us by the Expiration Date.
Once you have withdrawn Eligible Options, you may again surrender these options for exchange by following the procedures for properly surrendering Eligible Options as described in Section 4, Procedures for Surrendering Eligible Options, prior to the deadline noted above.
You can check the Election confirmation page on the Exchange Program website, which is available at https://cme.equitybenefits.com, at any time to see your current election(s). Additionally, we will give notice to option holders generally of our acceptance for exchange of the Eligible Options. This notice may be by press release, email or other method of communication. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.
Neither CME nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election, unless waived by us. We will determine all questions as to the form and validity, including time of receipt of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Section 6. Acceptance and Cancellation of Eligible Options; Newly Issued RSUs.
Upon the terms and subject to the conditions of the Exchange Program, we expect to accept for exchange all Eligible Options properly surrendered and not validly withdrawn by the Expiration Date, which is 5:00 p.m., Central European Summer Time (11:00 a.m., New York time), on June 25, 2013. Once we have accepted your surrendered Eligible Options, such Eligible Options will be cancelled on the Expiration Date and you will no longer have any rights under the surrendered Eligible Options.
We expect to grant the RSUs on the Expiration Date. If we extend the Expiration Date, then the cancellation date for Eligible Options that are surrendered and the RSU grant date will be similarly extended. You will receive award agreement(s) governing the terms of the RSUs granted to you, which we will distribute promptly following the Expiration Date.
If you have surrendered Eligible Options for exchange in the Offer and your employment with us or our subsidiaries terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Program, and we will not accept your Eligible Options for exchange. In that case, generally, you may exercise your existing Eligible Options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.
Section 7. Conditions of the Offer.
Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options surrendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options surrendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after May 24, 2013, and prior to the Expiration Date, any of the following events have occurred, or have been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of Eligible Options surrendered for exchange:
(a) there has been an action or proceeding threatened, instituted or pending by any government or governmental, regulatory or administrative agency, authority or tribunal that challenges the making of the Offer, the acquisition of some or all of the surrendered options pursuant to the Offer, or the issuance of RSUs, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our or our subsidiaries' business, financial condition, income, operations or prospects or materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing our accounting or other costs of the Offer) the contemplated benefits of the Offer to us;
(b) there has been any action or proceeding pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
(i) make the acceptance for exchange of, or issuance of RSUs for, some or all of the surrendered Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;
(ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue RSUs for, some or all of the surrendered Eligible Options;
(iii) materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits we hope to receive as a result of the Offer; or
(iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
(c) there has occurred:
(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in any country in which we or our subsidiaries operate, whether or not mandatory;
(iii) the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after May 24, 2013, directly or indirectly relating to any country in which we or our subsidiaries have operations that are material to its business, or which is reasonably likely to have a material adverse effect on our business or ability to complete the Offer
(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in in any country in which we or our subsidiaries operate;
(v) any increase or decrease in the market price of the shares of our Class A Shares to a price that is greater than 200 percent or less than 50 percent, as the case may be, of the closing sale price of our Class A Shares on the date of this Offer to Exchange; or
(vi) any change in the general political, market, economic or financial conditions in any country in which we or our subsidiaries operate that could have a material adverse effect on our or our subsidiaries' business, condition (financial or other), operations or prospects or on the trading in our Class A Shares that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;
(d) there has occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Offer;
(e) there shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:
(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5 percent of the outstanding shares of our Class A Shares, or any new group shall have been formed that beneficially owns more than 5 percent of the outstanding shares of our Class A Shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 25, 2013;
(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 24, 2013 shall have acquired or proposed to acquire beneficial ownership of an additional 2 percent or more of the outstanding shares of our common stock; or
(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
(f) There shall have been enacted, enforced or deemed applicable to CME any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.
Section 8. Price Range of Our Common Stock.
The Class A Shares are traded on the NASDAQ Global Select Market under the symbol “CETV”. The following table sets forth the high and low closing sales prices as reported by the NASDAQ Global Select Market for the periods indicated.

	High ($ per Class A Share)	Low ($ per Class A Share)
2013
Second Quarter (through May 17, 2013)	4.51	2.65
First Quarter	6.62	4.22
2012
Fourth Quarter	7.02	4.56
Third Quarter	7.71	4.78
Second Quarter	8.94	4.73
First Quarter	9.00	5.91
2011
Fourth Quarter	12.14	6.25
Third Quarter	19.40	7.81
Second Quarter	23.57	19.11
First Quarter	21.20	17.96
As of May 17, 2013, there were approximately 26 stockholders of record of our Class A Shares, and the number of outstanding Class A Shares was 134,318,060. On May 17, 2103, the last reported sale price during regular trading hours of our Class A Shares, as reported by the NASDAQ Global Select Market, was $2.96 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR CLASS A SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO SURRENDER YOUR ELIGIBLE OPTIONS IN THE OFFER.
Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our Class A Shares has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside of our control. In addition, the stock market has experienced dramatic price and volume fluctuations that have affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operating performance of these companies.
Section 9. Source and Amount of Consideration; Terms of RSUs.
Consideration
We will grant RSUs subject to applicable laws and regulations, in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for exchange. We will not grant any fractional RSUs. Instead, if the exchange ratios yield a fractional amount of shares, we will round up to the nearest whole number of shares which is divisible by three. RSUs are rights to receive Class A Shares on specified future dates when those rights have vested following a specified period of service. The number of Class A Shares subject to the RSUs to be granted to each eligible employee will be determined as follows in accordance with the terms of the Plan.
The tables below shows the number of Class A Shares subject to the existing outstanding Eligible Options that you would be required to exchange for each Class A Share subject to the RSUs based on the per share exercise price of the existing outstanding Eligible Option.
We determined the following exchange ratios for the Exchange Program based on calculating the fair value of an option using the Black-Scholes model. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current share price, the volatility of our common stock and the expected term of an Eligible Option. In order to adjust for the fact that CME's current share price is significantly below its historical levels, the exchange ratios have been adjusted and a dilution factor has been applied to reflect the dilutive impact of recent changes to our equity capital structure. Furthermore, no eligible employee will receive more than one RSU for each two options that are surrendered. Our Compensation Committee sought to establish an exchange ratio that it believes to be fair to eligible employees and that it believes reflects an appropriate way to balance the value of the new RSUs to employees and the potential dilutive impact of the replacement awards on CME.
OPTION-FOR-RSU EXCHANGE
The exchange ratios for RSUs are as follows:

Date of grant	Exercise price	Exchange Ratio (Options to RSUs)
May 3, 2004	$18.18	0.18%
October 1, 2004	$28.60	0.19%
November 18, 2004	$32.99	0.17%
June 2, 2005	$44.50	0.69%
December 21, 2005	$57.00	0.46%
June 8, 2006	$56.42	1.44%
December 14, 2006	$72.05	1.51%
December 5, 2007	$113.56	0.04%
December 16, 2008	$22.64	15.10%
May 15, 2009	$17.52	7.89%
July 30, 2009	$20.19	40.87%
March 1, 2010	$26.80	50.00%
March 16, 2010	$29.73	50.00%
June 15, 2010	$23.85	50.00%
September 14, 2010	$23.67	50.00%
January 3, 2011	$21.20	50.00%
May 16, 2011	$22.38	50.00%

For example, if you received a grant of 100 options on May 15, 2009 and you elect to exchange all of those options, you would be entitled to receive 9 RSUs (which is calculated by multiplying 100 by 0.0789, and rounding the resulting number (7.89) to the nearest whole number divisible by 3 (that is, 9)).

There are important differences between your Eligible Options that you surrender and the new RSUs, including the following:
•You will receive fewer RSUs than the number of Eligible Options that you surrender. The number will be determined using the exchange ratios (how many Eligible Options an eligible employee must surrender in order to receive one RSU), as further described above.

•None of the RSUs granted in exchange for Eligible Options will be vested on the date of grant. The new RSUs will vest, subject to a participating employee's continued employment, annually in three equal installments over a three-year period from the date of grant. Vesting is conditioned upon your continued service with us or any of our subsidiaries through the corresponding vesting date. Any portion of the RSUs that is not vested upon termination of your employment will be forfeited.

•RSUs have no voting rights or rights to receive cash dividends until Class A Shares are issued in settlement of such vested RSUs.

As of May 17, 2013, the closing price of our Class A Shares on the NASDAQ Global Select Market was $2.96. As of May 17, 2013, there were options outstanding to purchase 2,107,000 Class A Shares with an exercise price range of $10.90 to $113.56 per share, including options not considered to be Eligible Options. All options held by employees were out-of-the-money. Eligible employees hold Eligible Options to buy approximately 1,637,000 shares of our Class A Shares, or approximately 78 percent of our total Class A Shares subject to outstanding options.
As of May 17, 2013, 2,176,669 shares were available for grant under the Plan. If 100 percent of Eligible Options were to be exchanged for grants of RSUs in accordance with the exchange ratios set out in this Section 9, the number of shares underlying outstanding options would be reduced by 1,637,000, or approximately 75 percent of all outstanding stock options, and we would grant RSUs with respect to 546,525 shares. As of May 17, 2013, 65 employees were eligible employees and could participate in the Offer.
Terms of RSUs
The RSUs will have the terms and be subject to the conditions as provided for in the restricted stock unit award agreement and in the Plan. For each RSU granted in the Offer, we and the participant will enter into a restricted stock unit award agreement. As promptly as reasonably practicable after the grant date, we will send to each recipient of RSUs in this Offer an award agreement. You must accept the award agreement to be entitled to your RSUs. This agreement will be effective from and as of the grant date.
The following is a description of the principal features of the Plan that apply to RSUs granted under the Exchange Program and a summary of the material terms of the RSUs and the award agreement.
Important Note: The description below of the Plan and the RSUs to be granted in this Offer is a summary of the material terms of the Plan and form of award agreement for the RSUs and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the applicable award agreement for the RSU. A copy of the Plan is available to you on the website at https://cme.equitybenefits.com. The form of award agreement for RSUs is an exhibit to the Company's Current Report on Form 8-K, filed with the SEC on June 13, 2012 and is available on the SEC's website at www.sec.gov.
Purpose of the Plan. The purpose of the Plan is to induce employees and non-employee directors of the “Company”), or its affiliates and its present and future subsidiaries, to retain their association with the Company and its subsidiaries, to attract new employees and non-employee directors and to encourage such employees and non-employee directors to secure or increase on reasonable terms their stock ownership in the Company.
Shares Authorized for Issuance Under the Plan. 7,500,000 of the authorized but unissued Class A Shares and 250,000 of the authorized but unissued shares of the Class B Shares are reserved for issuance under the Plan; provided, however, that the aggregate number of Class A Shares that may be issued under the Plan shall not exceed 7,500,000; provided further, however, that the number of Class A Shares reserved shall be reduced by the number of Class B Shares that are delivered with respect to awards granted under the Plan. To the extent that Class A Shares covered by an award are not delivered because the award expires, is forfeited, cancelled or otherwise terminated, or are not delivered because the Class A Shares are instead used to pay the Company for tax withholding obligations, such Class A Shares shall be deemed not to have been delivered for purposes of determining the maximum number of Class A Shares available under the Plan and shall be included in the amount of shares available for awards and such shares may be subject to further grants of awards.
Administration. The Plan is administered by our Compensation Committee.
Terms and Conditions of Awards. The Plan provides for the grant of awards in the form of stock options, restricted stock, and restricted stock units. The term of any award granted under the Plan may not exceed ten years. Awards may be granted with such vesting conditions, including satisfaction of performance criteria, as are determined by the Compensation Committee.
Termination of Service. In the event a participant in the Plan whose service with the Company ceases (except if such cessation of service is a result of such participant's death or disability), any RSUs that have not vested prior to such cessation of services shall immediately be forfeited to the Company. Such participant will have no further right, title or interest in or to such RSUs or the underlying shares.

Changes in Capitalization. In the event there is any change with respect to the outstanding Class A Shares by reason of any share dividend, share split, recapitalization, reclassification, split up, combination of shares, any distribution to holders of Class A Shares other than cash dividends, or any reorganization, amalgamation, merger, consolidation or similar corporate transaction affecting the Class A Shares (other than a change of control transaction), then (i) the number and type of Class A Shares or other rights or securities available for issuance under the Plan (including such other rights or securities issuable in the event the Company is not the surviving entity in such reorganization, amalgamation, merger or consolidation), (ii) the number, class or price per share of any outstanding awards, or (iii) any other affected term of any award, shall be equitably adjusted by the Compensation Committee.
Corporate Transaction. Outstanding awards will terminate upon the consummation of a corporate transaction (as described below) except to the extent that they are continued by the Company or assumed by the successor entity or its parent. Except as otherwise provided by the award agreement, the vesting of an outstanding award will be accelerated in full if it is not continued by the Company or assumed or replaced by the successor entity or its parent in connection with a corporate transaction. The Plan provides that a corporate transaction includes (i) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities; (ii) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities; (iii) a change in the composition of the Board of Directors in any two-year period, such that a majority of the members of the Board of Directors are not (a) persons who were directors at the beginning of such period or (b) persons who are elected, or nominated for election, to the Board of Directors by an affirmative vote of the majority of the such directors; (iv) the sale of all or substantially all of the Company's assets; (v) termination of service (except for cause) of any award recipient within 12 months of any of the foregoing.
Amendment, Suspension or Termination of the Plan. The Board of Directors may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that it may not, without further approval of the holders of a majority of the Class A Shares, increase the number of shares as to which awards may be granted under the Plan or change the manner of determining the option prices, or extend the period during which an award may be granted or exercised or otherwise amend the Plan in contravention of any applicable law, rules or regulations, including the rules of any national securities exchange or market on which the Class A Shares of the Company may be listed. The Plan shall terminate on the business day preceding the tenth anniversary of June 2, 2005 or at such earlier time as the Board may determine. Awards may be granted under the Plan at any time and from time to time prior to its termination. Any Award outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Award shall have been exercised or shall have expired in accordance with its terms.
Participation in the Offer will not create any contractual or other right of the eligible employees that participate to receive any future grants of stock options, RSUs or other equity or performance-based compensation. The Offer does not change the nature of an eligible employee's employment with us or any of our subsidiaries, and an eligible employee's employment may be terminated by us or any of our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.
NOTHING IN THE EXCHANGE PROGRAM SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF CME OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US OR ANY OF OUR SUBSIDIARIES, AS APPLICABLE REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE RSU GRANT DATE OR THEREAFTER.
NEITHER THE COMPENSATION COMMITTEE, THE BOARD OF DIRECTORS NOR THE COMPANY MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO SURRENDER YOUR ELIGIBLE OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. YOU ARE ENCOURAGED TO CONSULT WITH YOUR OWN LEGAL COUNSEL, ACCOUNTANT, FINANCIAL OR TAX ADVISOR TO DISCUSS TAX OR OTHER CONSEQUENCES THAT MAY RELATE TO YOUR PERSONAL CIRCUMSTANCES.
Section 10. Information Concerning CME; Financial Information.
Central European Media Enterprises Ltd., a Bermuda company limited by shares, is a media and entertainment company operating in Central and Eastern Europe. Our assets are held through a series of Dutch and Curaçao holding companies. From January 1, 2013, we manage our business on a geographical basis, with six operating segments, Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia, which are also our reportable segments and the countries where we mainly operate. We operate a total of 34 television channels across our markets as well as a portfolio of more than 70 websites and a video-on-demand service, Voyo. Each country also develops and produces content for their television channels and content is also distributed to third parties, both within our region and globally. We generate advertising revenues in our country operations primarily through entering into agreements with advertisers, advertising agencies and sponsors to place advertising on the television channels that we operate. Our main general entertainment television channels in each country are distributed on a free-to-air basis terrestrially in analog, digital or both, depending on the digitalization status in each country, and are also distributed via cable and satellite. Our other channels are generally distributed via cable and satellite. Except in Bulgaria, we own 100% of our broadcast operating and license companies in each country.

Financial Information

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and with “Part I - Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 and the selected consolidated balance sheet data as of December 31, 2012 and December 31, 2011 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The selected consolidated statements of earnings data for the fiscal quarters ended March 31, 2013 and March 31, 2012 and the selected consolidated balance sheet data as of March 31, 2013 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets

	Unaudited
	For the three months ended March 31,		For the year ended December 31,
	2013	2012	2012	2011	2010
	(in thousands US$ except per share data)
Consolidated statement of operations data:

Net revenues	137,042	167,433	772,085	864,782	737,134
Operating (loss) / income	(34,999)	(10,303)	(488,193)	6,792	22,877
Net loss from continuing operations	(108,962)	(13,813)	(546,393)	(179,604)	(116,924)
Income from discontinued operations	—	—	—	—	213,697
Net (loss) / income	(108,962)	(13,813)	(546,393)	(179,604)	96,773
Net (loss) / income attributable to CME Ltd.	(108,280)	(13,392)	(535,680)	(174,611)	100,175
Comprehensive (loss) / income	(106,499)	53,277	(517,742)	(239,034)	79,187
Comprehensive (loss) / income attributable to CME Ltd.	(105,960)	53,704	(507,125)	(234,761)	82,008

Per share data:

Net (loss) / income per common share from:
Continuing operations - basic	(1.22)	(0.21)	(6.96)	(2.71)	(1.77)
Continuing operations - diluted	(1.22)	(0.21)	(6.96)	(2.71)	(1.77)
Discontinued operations - basic	—	—	—	—	3.34
Discontinued operations - diluted	—	—	—	—	3.34
Net (loss) / income - basic	(1.22)	(0.21)	(6.96)	(2.71)	1.57
Net (loss) / income - diluted	(1.22)	(0.21)	(6.96)	(2.71)	1.57
Weighted average common shares used to compute per share amounts (000s)
Basic	88,397	64,393	76,919	64,385	64,029
Diluted	88,397	64,393	76,919	64,385	64,029

	Unaudited	As at December 31,
	As at March 31, 2013	2012	2011
	(in thousands US$)
Consolidated balance sheet data:
Current assets	448,687	518,551	538,289
Non-current assets	1,586,497	1,656,164	2,143,480
Total assets	2,035,184	2,174,715	2,681,769
Current liabilities	285,841	291,364	255,575
Non-current liabilities	1,224,027	1,252,084	1,408,252
Total CME Ltd. shareholders' equity	521,095	626,061	1,001,692
Non-controlling interests	4,221	5,206	16,250
Total equity	525,316	631,267	1,017,942
Total liabilities and equity	2,035,184	2,174,715	2,681,769

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent loss from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of discount and issuance cost related to the Company's long-term debt during the period.

For the three months ended March 31,		For the year ended December 31,
2013	2012	2012	2011	2010
(2.64)	0.45	(3.39)	(0.30)	0.13

Book Value Per Share. Our book value per share as of our most recent balance sheet dated March 31, 2013 was $6.75.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as amended), our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.

See Section 17 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.
The following table lists our directors and our executive officers as of May 17, 2013 and sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of May 17, 2013. As of May 17, 2013, our executive officers and directors (16 persons) as a group held options unexercised and outstanding under all of our plans to purchase a total of 1,343,000 of our shares, which represented approximately 62% of the shares subject to all options outstanding under all of our plans as of that date.
The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our Class A Shares, which was 2,107,000 as of May 17, 2013.

Central European Media Enterprises Ltd.
Name	Position	Total Options	Percentage of Total Outstanding Options
Adrian Sarbu	President and Chief Executive Officer, Director	452,000	21.5
David Sach	Chief Financial Officer	160,000	7.6
Daniel Penn	General Counsel	158,500	7.5
Anthony Chhoy	Executive Vice President - Strategic Planning and Operations	68,000	3.2
Ronald S. Lauder*	Non-Executive Chairman of the Board of Directors	94,000	4.5
Herbert A. Granath*	Non-Executive Vice Chairman of the Board of Directors	59,700	2.8
Paul T. Cappuccio*	Director	—	—
Michael Del Nin*	Director	—	—
Charles R. Frank, Jr.*	Director	59,000	2.8
Alfred W. Langer*	Director	75,800	3.6
Fred H. Langhammer*	Director	25,000	1.2
Bruce Maggin*	Director	63,000	3.0
Parm Sandhu*	Director	25,000	1.2
Duco Sickinghe*	Director	35,000	1.7
Kelli Turner*	Director	5,000	0.2
Eric Zinterhofer*	Director	63,000	3.0

* Person is not eligible to participate in the Exchange Program

To the best of our knowledge, none of our directors, executive officers or affiliates engaged in any transactions involving Eligible Options during the past 60 days.
The mailing address for each executive officer and director of the Company listed above is care of CME Media Services Limited, Križeneckého námestí 1078/5, 152 00 Prague 5 - Barrandov, Czech Republic, telephone +420-242-465-573; Attention: Legal Department. The mailing address for each executive officer and director of CME Media Enterprises B.V. is care of CME Media Enterprises B.V., Dam 5B, 1012 JS Amsterdam, The Netherlands.
The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding Class A Shares in either open market or privately negotiated transactions or may engage in issuances of our Class A Shares or other capital raising transactions, depending on market conditions and other relevant factors. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or Board of Directors positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.
On May 8, 2013, we closed a public offering of 54,436,582 shares of our Class A Common Stock at a public offering price of $2.75 per share for gross proceeds of approximately $149.7 million, including 27,163,854 shares of Class A Common Stock sold to Time Warner Media Holdings B.V. (“TW Investor”, which is wholly owned by Time Warner Inc.) in connection with its preexisting contractual right to purchase 49.9% of the number of shares of Class A Common Stock sold in the public offering.
In connection with the public offering, we granted the underwriters an option for a thirty-day period beginning on May 2, 2013 to purchase up to an additional 5,443,658 shares of our Class A Common Stock, which includes 2,716,385 shares of our Class A Common Stock that would be purchased by TW Investor pursuant to such preexisting contractual right. On May 10, 2013, the underwriters exercised this option in respect of 2,696,349 shares of our Class A common stock, including 1,345,478 shares of our Class A Common Stock to be acquired by TW Investor pursuant to its preexisting contractual right. If the underwriters exercise this option in full, the aggregate gross proceeds to the Company would be approximately $164.7 million.
On April 29, 2013, prior to the commencement of the public offering, we entered into a Subscription Agreement (the “Subscription Agreement”) with TW Investor to sell to TW Investor in a private placement shares of our Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (“Series B Convertible Redeemable Preferred `Shares”), for an aggregate purchase price of $200,000,000. The Subscription Agreement also provides that TW Investor, in its sole discretion, has the right to purchase directly from us in a private placement additional Series B Convertible Redeemable Preferred Shares up to an amount equal to $200,000,000 minus the aggregate gross proceeds received by the Company in the public offering (including the underwriters' option to purchase up to 5,443,658 shares of our Class A common stock). Following the initial public offering and the underwriters' partial exercise of their option, TW Investor would be entitled to purchase up to an additional 42,884 Series B Convertible Redeemable Preferred Shares for an aggregate purchase price of $42,884,000 (or, if the underwriters in the public offering exercise in full their option to purchase additional shares of our Class A common stock, 35,329 Series B Convertible Redeemable Preferred Shares for an aggregate purchase price of $35,329,000).
The issuance and sale of the Series B Convertible Redeemable Preferred Shares is subject to the approval of our shareholders under NASDAQ Marketplace rules and certain other conditions. The shareholders will have an opportunity to vote on this proposal at the 2013 annual general meeting of shareholders of the Company to be held on June 12, 2013.
Subject to the foregoing and except as otherwise disclosure in this Exchange Offer or in the Company's filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, our indebtedness or our capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company;

•	our common shares not being authorized for listing on the NASDAQ Global Select Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our Memorandum of Association or Bye-laws or other governing instruments or any actions that could impede the acquisition of control of the Company.
Except as described in the Offer to Exchange document or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as amended), our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, our Definitive Proxy Statement on Schedule 14A for our 2013 Annual General Meeting, filed with the SEC on May 21, 2013, our Current Reports on Form 8-K, filed with the SEC on April 5, 2013, April 29, 2013, May 8, 2013; and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, pledges, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Section 12. Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer.
Eligible Options that we accept for exchange pursuant to the Offer will be cancelled on the Expiration Date of the Offer, and the remaining number of shares subject to such cancelled Eligible Options that were issued under the Plan that are not subject to RSUs issued pursuant to the Exchange Program will be returned to the Plan and will be available for grants in the future.
Under FASB ASC Topic 718 - “Compensation - Stock Compensation” (which codified former Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”), the exchange of Eligible Options in the Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Options, as well as the incremental compensation cost of the RSUs granted in the Offer, ratably over the vesting period of the RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of each RSU granted to eligible employees in exchange for surrendered Eligible Options, measured as of the date the RSUs were granted, over the fair value of the Eligible Options surrendered in exchange for the RSUs, measured immediately prior to the cancellation.
In the event that any of the RSUs are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited RSUs will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered Eligible Options that would have been recognized under the original vesting schedule.
Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Offer.
Section 13. Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of RSUs as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept surrendered Eligible Options for exchange and to issue RSUs for surrendered Eligible Options is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange.
Section 14. Material U.S. Federal Income Tax Consequences.
The following is a general summary as of the date of this Offer of the material U.S. federal income tax consequences to CME and to the eligible employees, who are U.S. citizens or residents or otherwise subject to U.S. taxation, of participating in the Offer. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. The following general description does not constitute tax advice and should not be relied on as tax advice. Each participant is encouraged to seek tax advice regarding the tax consequences of participation in the Offer. This general summary does not address the consequences of any state, local or non-U.S. tax laws nor the tax consequences for participants who are subject to tax in other countries.
Option Exchange and Grant of RSUs. We believe that you will not be subject to current U.S. federal income taxation if you elect to keep your Eligible Options. We do not believe that there will be any immediate U.S. federal income tax consequences of receiving an RSU in exchange for your Eligible Options if you are subject to U.S. income taxation.
Settlement of RSUs. When RSUs granted to you vest and are settled, you will generally recognize ordinary income equal to the fair market value of the shares that you receive. We will determine the fair market value of the shares based on the closing price of our Class A Shares as reported on the NASDAQ Global Select Market on the applicable settlement date, or if not reported on such date, on the last day such closing price was reported. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your vested RSU.

Subsequent Sale of Shares. Your tax basis in the RSUs granted to you will be equal to the fair market value on the date of settlement (that is, equal to the amount of ordinary income you recognize), and the capital gain holding period will commence upon the day following date on which the RSUs were settled. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed of. If you dispose of Class A Shares after you have held them for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals generally are subject to a more favorable rate of tax than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.
Tax Withholding. At the time you recognize ordinary income, we will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the settlement of your RSU will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the Class A Shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your RSU.
We will satisfy tax withholding obligations in the manner specified in the award agreement, including any country-specific appendix thereto, for your RSU. If permissible under applicable law and as specified in your award agreement, including any country-specific appendix thereto, we have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the Class A Shares that would otherwise be released to you upon the vesting of your RSU a number of Class A Shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements.
IF YOU RESIDE IN BULGARIA, CZECH REPUBLIC, CROATIA, ROMANIA, THE SLOVAK REPUBLIC, SLOVENIA OR THE UNITED KINGDOM, YOU SHOULD REFER TO THE TAX DISCLOSURE DISCUSSION IN APPENDIX A ATTACHED TO THIS OFFER TO EXCHANGE FOR A DISCUSSION OF POTENTIAL TAX CONSEQUENCES IN YOUR COUNTRY OF RESIDENCE IF YOU ELECT TO PARTICIPATE IN THIS OFFER.
IF YOU ARE SUBJECT TO TAXATION IN THE UNITED STATES, BUT ARE ALSO SUBJECT TO THE TAX LAWS IN ANOTHER COUNTRY, YOU SHOULD BE AWARE THAT THERE MAY BE OTHER TAX AND SOCIAL INSURANCE CONTRIBUTION CONSEQUENCES WHICH MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DISCUSS THE CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER.
WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
CIRCULAR 230 DISCLAIMERS. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.
Section 15. Extension of the Offer; Termination; Amendment.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any Eligible Options by giving written or electronic notice of such extension to you or making a public announcement thereof.
We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options surrendered for exchange upon the occurrence of any of the events listed in Section 7, Conditions of the Offer, by giving written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Eligible Options surrendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Eligible Options surrendered promptly after termination or withdrawal of a tender offer.
Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to you or by decreasing or increasing the number of Eligible Options being sought in the Offer.
Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. If we extend the Exchange Program, we will issue a press release, email or other form of communication disclosing the extension no later than 9:00 a.m., New York time, on the next business day following the Expiration Date.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
In addition, if we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of such action and, if the Offer is scheduled to expire within ten business days from the date we notify you, keep the Offer open for a least ten business days after the date of such notification:
•we increase or decrease the amount of consideration offered for the Eligible Options;
•we decrease the number of Eligible Options eligible to be exchanged in the Offer; or
•we increase the number of Eligible Options eligible to be exchanged in the Offer by an amount that exceeds 2 percent of the shares issuable upon exercise of the Eligible Options that are subject to the Offer immediately prior to the increase.
For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.
Section 16. Fees and Expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of Eligible Options pursuant to this Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Program, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, financial, legal or other advisor consulted or retained by you in connection with the Offer.
Section 17. Additional Information.
This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the entire Schedule TO, including its exhibits, and the following materials which we have filed with (or in some case “furnished” to) the SEC before making a decision on whether or not to surrender your eligible options for exchange:
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013 (“Form 10-K”);
Amendment No. 1 on Form 10-K/A to our Form 10-K, filed with the SEC on April 29, 2013;
Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on April 29, 2013;
Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 21, 2013;
Our Current Reports on Form 8-K, filed with the SEC on April 5, 2013, April 29, 2013, May 8, 2013; and
All documents and reports subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information the Company furnishes, rather than files, with the SEC pursuant to certain items of Form 8-K) after the date hereof and prior to the earlier of the Expiration Date of the Offer and the termination of the Offer.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.
The description of our common stock contained in our Registration Statement on Form S-3, filed with the SEC on April 30, 1998, including any amendment or report filed for the purpose of updating such description (SEC file number 333-181507).
These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.
Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents)

at no cost, by writing to CME Media Services Limited, Križeneckého námestí 1078/5, 152 00 Prague 5 - Barrandov, Czech Republic; Attention: Legal Department, or telephoning at +420-242-465-589.
As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
The information contained in this Offer to Exchange about CME should be read together with the information contained in the documents to which we have referred you.
Section 18. Miscellaneous.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will surrenders be accepted from or on behalf of, the option holders residing in such jurisdiction.
This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to CME or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2012 (as amended), our definitive proxy statement for our 2013 annual general meeting of stockholders filed with the SEC on May 21, 2013 and this Offer to Exchange, Summary Term Sheet, Certain Risks of Participating in the Offer discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We encourage you to review these risk factors before you decide whether to participate in the Exchange Program.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE ELECTRONIC ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
MAY 24, 2013

Appendix A-1
BULGARIA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Bulgaria. This summary is based on the tax laws in effect in Bulgaria as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Bulgaria, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you. Such amount will also be subject to social insurance contributions to the extent that your employment income has not already exeeded the designated monthly statutory cap.
Sale of Shares
When you sell the shares acquired upon vesting of your restricted stock units, you generally are subject to capital gains tax on any gain, which is the excess of the sale price over the fair market value of the shares at the time of vesting of your restricted stock units. In any case, your capital gains may be offset against your capital losses incurred from disposal of other financial assets (e.g. other shares, bonds, etc.) in the same year. Therefore, the Bulgarian capital gain tax due on the sale of the shares acquired when the restricted stock units vest may be eliminated partially or entirely on an annual basis.
Withholding and Reporting
Your employer will withhold and report income tax and social insurance contributions (to the extent applicable) at the vesting of the restricted stock units.

When you sell your shares, you must report the capital gains (in excess of any capital losses incurred on an annual basis) in your annual income tax return by 30 April of the year following the income year. Any tax due should be paid via self assessment by 30 April.

You will also be required to report the number, country of origin, value and date of acquisition of any shares acquired in the Company, a non-Bulgarian company, in a special section of your annual tax return.

Other Information

You may be required to report any foreign exchange transactions applicable to the restricted stock units. Please contact your tax or legal advisor for more details.

Appendix A-2
CROATIA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Croatia. This summary is based on the tax laws in effect in Croatia as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Croatia, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you at the date of vesting.
The taxable amount is a benefit in kind and would be classified as “other income”. As such, the taxable amount would be grossed up for Croatian tax purposes. The amount will be grossed up for personal income tax (up to the flat rate of 25%) and increased by the surtax (0-18%) and social tax (20%). The rate of the surtax which will be levied depends on your place of residence in Croatia.

Sale of Shares
When you sell the shares acquired upon vesting of your restricted stock units, you generally are not subject to capital gains tax on any gain since such shares are considered “financial assets,” under Croatian tax laws.
Withholding and Reporting
The obligation will be on you to comply with all tax reporting and payment requirements arising from income recognized upon the vesting of your restricted stock units.

Appendix A-3
CZECH REPUBLIC
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the Czech Republic. This summary is based on the tax laws in effect in the Czech Republic as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the Czech Republic, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.
Sale of Shares
If you sell or otherwise dispose of the shares acquired within six months of the vesting of your restricted stock units, you are subject to income tax on any additional gain, which is the excess of the sale price over the fair market value of the shares at the time of vesting of your restricted stock units. If you sell the shares after the six-month holding period, no taxes are assessed.

Withholding and Reporting
You are solely responsible for reporting on your personal income tax return any income or gain recognized as a result of the vesting of your restricted stock units or from the sale of shares (within six months of the date of vesting). You will be responsible for personally paying all applicable taxes.

Appendix A-4
ROMANIA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Romania. This summary is based on the tax laws in effect in Romania as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Romania, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You may be subject to income tax and social insurance contributions when the restricted stock units vest and shares are issued to you. You may be taxed on the fair market value of the shares issued to you.
Sale of Shares
When you sell the shares acquired upon vesting of your restricted stock units, you generally are subject to capital gains tax on any gain, which is the excess of the sale price over the fair market value of the shares at the time of vesting of your restricted stock units.
Withholding and Reporting
Your employer may withhold and report income tax and social insurance contributions at the vesting of the restricted stock units.

Appendix A-5
SLOVAK REPUBLIC
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the Slovak Republic. This summary is based on the tax laws in effect in the Slovak Republic as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the Slovak Republic, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
If your options vested between 15 December 2005 and 31 December 2009 and you have already paid the tax on spread between the higher fair market value of the shares and the lower guaranteed purchase price on the date of vesting, there may be a risk of double taxation. You should speak with your tax adviser for further advice.

Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be also subject to health and social insurance contributions, unless you have already exceeded the caps at which these taxes are due.

Sale of Shares

When you sell the shares acquired upon vesting of your restricted stock units, you generally are subject to capital gains tax on any gain, which is the excess of the sale price over the fair market value of the shares at the time of vesting of your restricted stock units. You will be subject to health insurance on this income at 14%. This health insurance will be assessed by the Slovak health insurance company and sent to you.
The first EUR 500 of total gains realized upon the sale of shares will be exempt from taxation, provided this exemption has not already been used against other eligible income.

Withholding and Reporting
Your employer will withhold and report income tax and social insurance contributions at the vesting of the restricted stock units.

You should file a personal income tax return when your capital gains exceed the EUR 500 exemption. The deadline for filing is by 31 March of the following calendar year, unless you have applied for extended deadline via written notification filed with the Tax Office.
Note: If your capital gains do not exceed EUR 500 and all of your other Slovakian taxable income was subject to tax withholding, you may request that your employer prepares an annual tax reconciliation on your behalf. You would then not be required to submit a personal income tax return.

Appendix A-7
SLOVENIA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Slovenia. This summary is based on the tax laws in effect in Slovenia as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Slovenia, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You may be subject to income tax and social insurance contributions when the restricted stock units vest and shares are issued to you. You may be taxed on the fair market value of the shares issued to you.
Sale of Shares
When you sell the shares acquired upon vesting of your restricted stock units, you generally are subject to capital gains tax on any gain, which is the excess of the sale price over the fair market value of the shares at the time of vesting of your restricted stock units.
Withholding and Reporting
Your employer may withhold and report income tax and social insurance contributions at the vesting of the restricted stock units.

Appendix A-7
UNITED KINGDOM
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the United Kingdom (the “U.K.”). This summary is based on the tax laws in effect in the U.K. as of May 2013. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
This summary may also include other country-specific requirements that may affect your participation in the offer.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident or domiciled in the U.K. at all material times, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
Grant of Restricted Stock Units
You will not be subject to tax when restricted stock units are granted to you.
Vesting of Restricted Stock Units
You will be subject to income tax and employee NICs when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.
Sale of Shares
When you sell the shares acquired upon vesting of your restricted stock units, you generally are subject to capital gains tax on any gain, which is the excess of the sale price over the fair market value of the shares at the time of vesting of your restricted stock units.
Any capital gains tax owed is subject to an annual personal exemption.
Withholding and Reporting
Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty's Revenue & Customs (“HMRC”) when you receive shares upon vesting of your restricted stock units. Your employer will withhold any applicable income tax and NICs under the Pay As You Earn system or by any other means set forth in your restricted stock unit agreement as applicable.
Your employer is also required to report the grant and vesting of the restricted stock units, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.
In addition to your employer's reporting obligations, it is your responsibility to report the sale of shares on your annual tax return if you are subject to the capital gains tax reporting rules. It is your responsibility to pay tax resulting from the sale of shares.